EXHBIIT D-8



             COMMONWEALTH OF VIRGINIA
           STATE CORPORATION COMMISSION









                    AT RICHMOND, December 14, 2000



APPLICATION OF



                                CASE NO. PUA000064


THE POTOMAC EDISON COMPANY
d/b/a ALLEGHENY POWER


For approval of transactions under
Chapters 4 and 5 of Title 56 of
the Code of Virginia, related to
the transfer of utility assets and
utility securities to an affiliate



              ORDER GRANTING APPROVAL

     The Potomac Edison Company d/b/a Allegheny

Power ("AP") has filed an application with the

State Corporation Commission for approval of the

transfer of utility assets and utility securities

pursuant to  56-77, 56-88.1, 56-89, 56-90, and

56-590 B of the Code of Virginia.

     The AP proposal is to transfer its Virginia

hydro electric assets, consisting of four small

hydro-power facilities, to Green Valley Hydro,

LLC, a special purpose Virginia limited liability

company ("Green Valley"), which will become a

subsidiary of Allegheny Energy Supply Company, LLC

("Genco").

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     The proposed transfers are a part of AP's

functional separation plan devised to separate the

Company's generation facilities from its

transmission and distribution facilities. In AP's

application for Phase I approval of its functional

separation plan, AP stated that its Virginia hydro

electric stations would be functionally separated

from regulated service and would not at any time

be included in transmission or distribution plant

allocated to Virginia. This transfer of AP's

Virginia hydroelectric facilities to Green Valley

and the eventual transfer of Green Valley to

become a subsidiary of Genco carry out this

functional separation.

     Phase I of AP's functional separation plan

was approved by Commission orders entered in Case

No. PUE000280. Under Phase I, AP transferred to

Genco all but the Virginia hydro electric stations

and certain real property associated with the once

operational, now dismantled, Riverton power

station located in Warren County, Virginia. The

Commission approved the asset transfers involved

in Phase I by order dated July 11, 2000, and

approved the rate changes by order dated July 26,

2000, which was part of a negotiated agreement

among AP, the Staff, and the Division of Consumer

Counsel, Office of the Attorney General.

     The proposed asset transfer of the Virginia

hydroelectric stations is comprised of three

parts. Part one is the asset transfer, or deeding,

of AP's Virginia hydroelectric facilities to Green

Valley in exchange for the equity voting shares of

Green Valley. Part two is AP's transfer by

dividend to Allegheny Energy Systems, Inc. ("AE"),

the holding company parent of the shares of Green

Valley. Part three is the contribution by AE of

the ownership shares of Green Valley to Genco. At

the conclusion of the transfer, Green Valley will

be a subsidiary of Genco.

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     According to the AP proposal, the costs

involved with this transaction will be directly

assigned. The real estate transactions, consisting

of AP's Virginia hydroelectric facilities, and the

securities transactions, consisting of the equity

shares of Green Valley, will occur at book value.

AE will contribute the ownership of the equity

shares to Genco at book value. In other words, all

transactions will be at book value. AP represents

that such intra-system transfers at book value

generate no profit or loss to participating

entities and are fair to all entities concerned.

     The rate reductions and pricing assurances

approved by the Commission as part of Phase I of

AP's functional separation plan are unaffected by

the transfer of these Virginia hydroelectric

stations. In addition, AP's assurances of

available generating capacity set forth in the

Memorandum of Understanding ("MOU") approved by

the Commission as part of Phase I are not affected

by the transfer of these Virginia hydroelectric

facilities. Further, AP's commitments to operate

and maintain its Virginia distribution system at

or above historical average reliability or service

levels as set forth in the MOU approved by the

Commission in Phase I are also unaffected by the

transfer of these facilities.

     The end result will be an entity owning the

same assets at the same book value as before the

transfer but with all electric generating

facilities functionally separated from

transmission and distribution facilities. These

actions of functional separation are being taken

to comply with Virginia's Electric Utility

Restructuring Act, specifically  56-590 B of the

Act. Functional separation of generation into a

non-regulated entity may or may not increase

business risk for the utility. Such legislation

assumes that the potential benefits of a

deregulated generation services market outweigh

any risks inherent in such an approach for

delivering public utility services.

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     The proposed transfers will functionally

separate AP's Virginia hydroelectric facilities

from AP's distribution and transmission

facilities. This functional separation is being

carried out consistent with the requirements of

the Virginia Electric Utility Restructuring Act.

AP represents that the transfer should help

facilitate a competitive electric generation

services market and should have no affect on rates

or services provided to the citizens of Virginia.

     THE COMMISSION, upon consideration of the

application and representations of AP and having

been advised by Staff, is of the opinion and finds

that the above described transfer of utility

assets and utility securities would neither impair

nor jeopardize adequate service to the public at

just and reasonable rates. It would also be in the

public interest for the transfers to be approved.

Accordingly,

     IT IS ORDERED THAT:

          1)   Pursuant to  56-77, 56-89 and 56-90 of the

               Code of Virginia, AP is hereby authorized to

               transfer to, and Green Valley is hereby authorized

               to acquire from AP, the Virginia hydroelectric

               facilities at book value as of the closing date of

               the transfer in exchange for the equity voting

               shares of Green Valley.


          2)   Pursuant to  56-77, 56-88.1, 56-89, and

               56-90 of the Code of Virginia, AP is hereby

               authorized to transfer by dividend to Allegheny

               Energy Systems, Inc. ("AE"), the equity voting

               shares of Green Valley.

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          3)   Pursuant to  56-88.1, 56-89 and 56-90 of

               the Code of Virginia, AE is hereby authorized to

               contribute the equity voting shares of Green

               Valley to Genco, a subsidiary of AE.

          4)   The above described transfer of

               assets and securities is subject to

               the terms, conditions, and

               assurances set forth in the

               Memorandum of Understanding

               ("MOU"), as supplemented,

               negotiated between AP and the

               Commission Staff, and approved by

               Commission Order, as part of Phase

               I of AP's functional separation

               plan, Case No. PUE000280.

          5)   Within sixty (60) days of the

               authorized transfer, AP shall

               submit a report of action taken to

               the Commission's Director of Public

               Utility Accounting; such report to

               include the date of transfer,

               description of assets, and the

               accounting entries reflecting the

               transactions.

          6)   The Commission reserves the right

               to examine the books and records of

               any affiliate in connection with

               the transaction approved herein

               whether or not such affiliate is

               regulated. by this Commission.

          7)   AP shall include the affiliate

               transactions approved herein in its

               Annual Report of Affiliated

               Transactions to be submitted to the

               Director of Public Utility

               Accounting of the Commission.

          8)   There appearing nothing further to be done in

               this matter, it hereby is dismissed.

AN ATTESTED COPY hereof shall be sent to the Applicant,

care of Philip J. Bray, Attorney, Allegheny Power,

10435 Downsville Pike,Hagerstown, MD 21740-1766, and

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delivered to the Director of Public Utility

Accounting and the Director of Energy Regulation

of the Commission.

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